NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports Third Quarter 2017 Financial Results

Company reports GAAP diluted earnings per share of $0.75 for the third quarter 2017;
Declares a quarterly dividend of $0.525 per share payable December 29, 2017; and
Narrows adjusted non-GAAP full year 2017 guidance to $3.30-$3.45 per diluted share (previously $3.30-$3.50).

SIOUX FALLS, S.D. - November 1, 2017 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended September 30, 2017. Net income for the period was $36.4 million, or $0.75 per diluted share, as compared with net income of $44.6 million, or $0.92 per diluted share, for the same period in 2016. This $8.2 million decrease in net income is primarily due to the inclusion in our 2016 results of a $15.5 million income tax benefit due to the adoption of a tax accounting method change related to the costs to repair generation assets.  This decrease was partially offset by an increase in gross margin driven by favorable weather and customer growth.

Additional information can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

"We are pleased with our financial and operating results this quarter. Ignoring the significant tax benefit we recognized in the third quarter last year, we saw a nice improvement in operating income this quarter - up $5.4 million thanks largely to margin improvements with appropriate cost controls. Based upon our current year-end forecast, we are tightening our guidance range in recognition that we are unlikely to reach the top end of our original range.” said Bob Rowe, President and Chief Executive Officer.  “Operationally, our front-line employees have again shown their commitment to safety and excellence during the quarter; many of whom went directly from repairing and replacing our critical infrastructure damaged by late-summer wild fires to rebuilding other parts of our system brought down by early-fall snow and ice.  I am proud that our team consistently rises to the challenge.”

NorthWestern Reports Third Quarter 2017 Financial Results
November 01, 2017

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2017	2016	2017	2016 (2)
Revenues	$309,933	$300,998	$961,104	$926,657
Cost of sales	97,507	96,156	301,324	293,283
Gross Margin (1)	212,426	204,842	659,780	633,374

Operating, general and administrative expense	70,244	68,290	226,394	220,730
Property and other taxes	39,111	40,673	118,520	111,302
Depreciation and depletion	41,525	39,763	124,481	119,551
Total Operating Expenses	150,880	148,726	469,395	451,583
Operating Income	61,546	56,116	190,385	181,791
Interest expense, net	(23,149)	(21,049)	(69,957)	(71,979)
Other income (loss)	790	(121)	4,413	4,176
Income Before Income Taxes	39,187	34,946	124,841	113,988
Income tax (expense) benefit	(2,775)	9,659	(10,032)	6,053
Net Income	$36,412	$44,605	$114,809	$120,041
Basic: Average Shares Outstanding	48,487	48,315	48,441	48,289
Earnings per Share - Basic	$0.75	$0.92	$2.37	$2.49
Diluted: Average Shares Outstanding	48,551	48,490	48,507	48,464
Earnings per Share - Diluted	$0.75	$0.92	$2.37	$2.48

Dividends Declared per Common Share	$0.525	$0.500	$1.575	$1.500
(1) Gross Margin is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.
(2) During the fourth quarter of 2016, we early adopted the provisions of Accounting Standards Update No. 2016-09 (ASU 2016-09), Improvements to Employee Share-Based Payment Accounting, revising certain elements of the accounting for share-based payments. As a result of this adoption, during the fourth quarter of 2016, excess tax benefits of $1.8 million related to vested share-based compensation awards were recorded as a decrease in income tax expense in the Condensed Consolidated Statement of Income. The guidance also requires that in future filings that include the previously issued interim financial information, the interim financial information is presented on a recast basis to reflect the adoption of ASU 2016-09 as of January 1, 2016. The Condensed Consolidated Financial Statements for the Nine Months Ended September 30, 2016 have been recast to reflect this adoption, resulting in an increase in net income and earnings per share.

Earnings Drivers
Gross Margin
Consolidated gross margin for the three months ended September 30, 2017 was $212.4 million compared with $204.8 million for the same period in 2016. This $7.6 million increase was a result of a $7.2 million increase to items that have an impact on net income and $0.4 million increase for items that are offset by related expense increases and had no impact on net income.

Consolidated gross margin for items impacting net income increased $7.2 million, including:

•
$5.1 million improved electric retail volumes due primarily to warmer summer weather in our Montana jurisdiction and customer growth; partly offset by cooler summer weather in our South Dakota jurisdiction;

•
$0.7 million increase due to a final order from the Montana Public Service Commission (MPSC) in our natural gas rate case. This includes an increase of approximately $0.6 million from the resolution of the deferral of gas production interim rates and a $0.1 million increase in rates effective September 1, 2017;

•	$0.1 million increase in natural gas retail volumes due primarily to customer growth and higher commercial volumes in our Montana jurisdiction partly offset by warmer summer weather; and

•	$1.6 million increase in other miscellaneous margin items.

These increases were partly offset by $0.3 million lower demand to transmit energy across our transmission lines due to market conditions and pricing.

NorthWestern Reports Third Quarter 2017 Financial Results
November 01, 2017

The $0.4 million increase in consolidated gross margin that had no impact on net income includes the following:

•	$1.0 million decrease in production tax credits, which is an increase in our customer rates, is offset by increased income tax expense; and

•	$0.6 million increase in operating expenses included in our supply trackers which is offset by an increase in operating, general and administrative expenses;
These increases were partly offset by:

•	$1.0 million decrease in revenues for property taxes included in trackers which is offset by decreased property tax expense; and

•	$0.2 million decrease in natural gas production gathering fees which is offset by a decrease in operating expenses.

Consolidated gross margin for the nine months ended September 30, 2017 was $659.8 million compared with $633.4 million for the same period of 2016.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses were $70.2 million for the three months ended September 30, 2017 compared with $68.3 million for the same period in 2016. The $1.9 million increase was primarily due to:

•	$1.8 million increase in employee benefits due to higher medical and supplemental benefit costs;

•	$0.6 million higher operating expenses recovered through our supply trackers (as discussed above);

•	$0.4 million higher bad debt expense due to increase in revenues as a result of warmer summer weather in Montana; and

•	$0.3 million increase in value of non-employee directors deferred compensation due to changes in our stock price (offset by changes in other income with no impact on net income).
These increases were partly offset by:

•	$0.6 million lower maintenance costs at our Dave Gates Generating Station;

•	$0.2 million decrease in natural gas production gathering expense (offset by lower gathering fee revenue discussed above); and

•	$0.4 million decrease in other miscellaneous expense.

Consolidated operating, general and administrative expenses for the nine months ended September 30, 2017 was $226.4 million compared with $220.7 million for the same period of 2016.

Property and Other Taxes
Property and other taxes were $39.1 million for the three months ended September 30, 2017, as compared with $40.7 million in the same period of 2016. This decrease was primarily due to the inclusion in our 2016 results of an approximately $5.4 million increase to our annual property tax expense estimate, partly offset by plant additions and higher annual estimated 2017 Montana valuations. We estimate property taxes throughout each year, and update based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and recover these amounts. Our Montana property tax tracker mechanism currently allows for the recovery of

NorthWestern Reports Third Quarter 2017 Financial Results
November 01, 2017

approximately 60% of the estimated increase in our state and local taxes and fees (primarily property taxes) as compared with the related amount included in rates during our last general rate case.

Property and other taxes for the nine months ended September 30, 2017 was $118.5 million compared with $111.3 million for the same period of 2016.

Depreciation and Depletion Expense
Depreciation and depletion expense was $41.5 million for the three months ended September 30, 2017, as compared with $39.8 million in the same period of 2016. This increase was primarily due to plant additions.

Depreciation and depletion expense for the nine months ended September 30, 2017 was $124.5 million compared with $119.6 million for the same period of 2016.

Operating Income
Consolidated operating income for the three months ended September 30, 2017 was $61.5 million as compared with $56.1 million in the same period of 2016. This increase was primarily due to the increase in gross margin driven by higher electric retail volumes

Consolidated operating income for the nine months ended September 30, 2017 was $190.4 million compared with $181.8 million for the same period of 2016.

Interest Expense
Consolidated interest expense for the three months ended September 30, 2017 was $23.1 million, as compared with $21.0 million in the same period of 2016. The third quarter of 2016 included a benefit related to a debt refinancing transaction, which reduced interest expense.

Consolidated interest expense for the nine months ended September 30, 2017 was $70.0 million compared with $72.0 million for the same period of 2016.

Other Income
Consolidated other income for the three months ended September 30, 2017, was $0.8 million as compared with a loss of $0.1 million in the same period of 2016. This increase was primarily due to higher capitalization of allowance for funds used during construction (AFUDC) and a $0.3 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, is offset by a corresponding increase to operating, general and administrative expenses).

Consolidated other income for the nine months ended September 30, 2017 was $4.4 million compared with $4.2 million for the same period of 2016.

Income Tax
Consolidated income tax expense for the three months ended September 30, 2017 was $2.8 million as compared with a benefit of $9.7 million in the same period of 2016. Our effective tax rate for the three months ended September 30, 2017 was 7.1% as compared with (27.6)% for the same period of 2016. We expect our 2017 effective tax rate to range between 7% - 11%.

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the

NorthWestern Reports Third Quarter 2017 Financial Results
November 01, 2017

federal statutory tax rate of 35% primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits. During the third quarter of 2016, we filed a tax accounting method change with the IRS related to costs to repair generation property. This resulted in an income tax benefit of approximately $15.5 million during the three months ended September 30, 2016, of which approximately $12.5 million was related to 2015 and prior tax years, and is reflected in the flow-through repairs deductions line below.

Consolidated income tax expense for the nine months ended September 30, 2017 was $10.0 million compared with an income tax benefit of $6.1 million for the same period of 2016.

The following table summarizes the differences between our effective tax rate and the federal statutory rate:

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
Income Before Income Taxes	$39.2		$34.9		$124.8		$74.3

Income tax calculated at 35% federal statutory rate	13.7	35.0%	12.2	35.0%	43.7	35.0%	39.9	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	(0.7)	(1.7)%	(0.6)	(1.8)%	(2.0)	(1.6)%	(3.0)	(2.6)%
Flow-through repairs deductions	(7.0)	(17.9)%	(19.0)	(54.4)%	(20.6)	(16.5)%	(32.7)	(28.6)%
Production tax credits	(2.2)	(5.8)%	(2.2)	(6.3)%	(7.5)	(6.0)%	(7.3)	(6.4)%
Plant and depreciation of flow-through items	(0.1)	(0.2)%	(0.2)	(0.7)%	(2.2)	(1.8)%	(1.4)	(1.3)%
Prior year perm. return to accrual adj.	(0.8)	(2.2)%	—	—%	(0.8)	(0.3)%	(1.6)	(1.4)%
Share-based compensation	—	—%	—	—%	(0.4)	(0.7)%	(0.1)	(0.1)%
Other, net	(0.1)	(0.1)%	0.1	0.6%	(0.2)	(0.1)%	0.1	0.1%
Subtotal	(10.9)	(27.9)%	(21.9)	(62.6)%	(33.7)	(27.0)%	(46.0)	(40.3)%

Income Tax Expense (Benefit)	$2.8	7.1%	$(9.7)	(27.6)%	$10.0	8.0%	$(6.1)	(5.3)%

We adopted the provisions of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, during the fourth quarter of 2016, which resulted in the recognition of $1.8 million in excess tax benefits. In accordance with the guidance, the impact of this adoption is reflected as of January 1, 2016, and included in the state income, net of federal provisions, and share-based compensation lines, resulting in a reduction in tax expense for the nine months ended September 30, 2016.

Net Income
Consolidated net income for the three months ended September 30, 2017 was $36.4 million as compared with $44.6 million for the same period in 2016. This decrease was primarily due to the inclusion in our 2016 results of a $15.5 million income tax benefit due to the adoption of a tax accounting method change related to the costs to repair generation assets, offset in part by improved gross margin as a result of favorable weather, and to a lesser extent, by customer growth.

Consolidated net income for the nine months ended September 30, 2017 was $114.8 million compared with $120.0 million for the same period of 2016.

NorthWestern Reports Third Quarter 2017 Financial Results
November 01, 2017

Reconciliation of Primary Changes from 2016 to 2017	Three Months Ended September 30,			Nine Months Ended September 30,

($millions, except EPS)	Pre-tax Income	Net (1) Income	Diluted EPS	Pre-tax Income	Net (1) Income	Diluted EPS
2016 reported	$34.9	$44.6	$0.92	$114.0	$120.0	$2.48

Gross Margin
Electric retail volumes	5.1	3.1	0.06	12.3	7.6	0.16
Montana natural gas and production rates	0.7	0.4	0.01	0.1	0.1	—
Natural gas retail volumes	0.1	0.1	—	7.4	4.6	0.10
Electric transmission	(0.3)	(0.2)	—	—	—	—
2016 MPSC disallowance	—	—	—	9.5	5.8	0.12
South Dakota electric rate increase	—	—	—	1.2	0.7	0.01
Electric QF adjustment	—	—	—	0.4	0.2	—
2016 Lost revenue adjustment mechanism	—	—	—	(14.2)	(8.7)	(0.18)
Other	1.6	1.0	0.02	2.8	1.7	0.04
Subtotal: Margin Items Impacting Net Income	7.2	4.4	0.09	19.5	12.0	0.25

Production tax credits flowed through trackers	1.0	0.6	0.01	0.4	0.2	—
Operating expenses recovered in trackers	0.6	0.4	0.01	1.0	0.6	0.01
Property taxes recovered in trackers	(1.0)	(0.6)	(0.01)	5.3	3.3	0.07
Gas production gathering fees	(0.2)	(0.1)	—	0.2	0.1	—
Subtotal: Margin Items Not Impacting Net Income (2)	0.4	0.3	0.01	6.9	4.2	0.08

Total Gross Margin	7.6	4.7	0.10	26.4	16.2	0.33
OG&A Expense
Employee benefits	(1.8)	(1.1)	(0.02)	(0.8)	(0.5)	(0.01)
Operating expenses recovered in trackers	(0.6)	(0.4)	(0.01)	(1.0)	(0.6)	(0.01)
Bad debt expense	(0.4)	(0.2)	—	(2.3)	(1.4)	(0.03)
Non-employee directors deferred compensation	(0.3)	(0.2)	—	1.0	0.6	0.01
Maintenance costs	0.6	0.4	0.01	(1.4)	(0.9)	(0.02)
Natural gas production gathering expense	0.2	0.1	—	(0.2)	(0.1)	—
Labor	—	—	—	(1.4)	(0.9)	(0.02)
Insurance reserves		—	—	1.0	0.6	0.01
Other	0.4	0.2	—	(0.6)	(0.4)	—

Total OG&A Expense	(1.9)	(1.2)	(0.02)	(5.7)	(3.6)	(0.07)
Other items
Depreciation and depletion expense	(1.7)	(1.0)	(0.02)	(7.2)	(4.4)	(0.09)
Property and other taxes	1.6	1.0	0.02	(4.9)	(3.0)	(0.06)
Interest expense	(2.1)	(1.3)	(0.03)	2.0	1.2	0.02
Other income (incl. offset to Non-employee comp. above)	0.9	0.6	0.01	0.2	0.1	—
Permanent and flow-through adjustments to income tax	—	(11.0)	(0.23)		(11.7)	(0.24)
Impact of higher share count	—	—	—	—	—	—
Total Other items	(1.3)	(11.7)	(0.25)	(9.9)	(17.8)	(0.37)

Total impact of above items	4.3	(8.2)	(0.17)	10.8	(5.2)	(0.11)

2017 reported	$39.2	$36.4	$0.75	$124.8	$114.8	$2.37

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.
(2) These items are offset in in related operating expenses and have no impact to net income.

NorthWestern Reports Third Quarter 2017 Financial Results
November 01, 2017

Liquidity and Capital Resources
As of September 30, 2017, our total net liquidity was approximately $138.2 million, including $7.9 million of cash and $130.3 million of revolving credit facility availability. This compares to total net liquidity one year ago at September 30, 2016 of $132.8 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.525 per share, payable December 29, 2017 to common shareholders of record as of December 15, 2017.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our updated 2017 and final 2016 adjusted non-GAAP earnings guidance of $3.30 - $3.45 and $3.20 - $3.35 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)
Three Months Ended September 30, 2017
	Pre-tax Income	Net(1) Income	Diluted EPS
2017 Reported GAAP	$39.2	$36.4	$0.75

Non-GAAP Adjustments:
Remove favorable weather during quarter	(0.4)	(0.2)	(0.01)

2017 Adjusted Non-GAAP	$38.8	$36.2	$0.74

Three Months Ended September 30, 2016
	Pre-tax Income	Net(1) Income	Diluted EPS
2016 Reported GAAP	$34.9	$44.6	$0.92

Non-GAAP Adjustments:
Add back unfavorable weather during quarter	1.4	0.9	0.02
Remove generation repairs income tax benefit related to years prior to 2016	-	(12.5)	(0.26)

2016 Adjusted Non-GAAP	$36.3	$33.0	$0.68

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.

NorthWestern Reports Third Quarter 2017 Financial Results
November 01, 2017

(in millions, except EPS)				Estimated to Meet Guidance
Nine Months Ended September 30, 2017				EPS Q4 2017			EPS Full Year 2017
	Pre-tax Income	Net(1) Income	Diluted EPS	Low	-	High	Low	-	High
2017 Reported GAAP	$124.8	$114.8	$2.37

Non-GAAP Adjustments:
Remove favorable weather	(1.6)	(1.0)	(0.02)

2017 Adjusted Non-GAAP	$123.2	$113.8	$2.35	$0.95	-	$1.10	$3.30	-	$3.45

Nine Months Ended September 30, 2016				Q4 2016			Full Year 2016
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2016 Reported GAAP	$114.0	$120.0	$2.48	$42.5	$44.2	$0.91	$156.5	$164.2	$3.39

Non-GAAP Adjustments:
Add back unfavorable weather	14.2	8.7	0.18	1.0	0.6	0.01	15.2	9.3	0.19
MPSC electric tracker disallowance of costs related to years prior to 2016	12.2	7.5	0.16	—	—	—	12.2	7.5	0.16
Remove Lost Revenue Adjustment Mechanism (LRAM) benefit related to years prior to 2016	(14.2)	(8.7)	(0.18)	—	—	—	(14.2)	(8.7)	(0.18)
Remove generation repairs income tax benefit related to years prior to 2016	—	(12.5)	(0.26)	—	—	—	—	(12.5)	(0.26)

2016 Adjusted Non-GAAP	$126.2	$115.0	$2.38	$43.5	$44.8	$0.92	$169.7	$159.8	$3.30

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.

2017 Earnings Guidance Updated
NorthWestern updates its 2017 adjusted non-GAAP earnings guidance range of $3.30 - $3.45 per diluted share (previously $3.30 - $3.50) based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	A consolidated income tax rate of approximately 7%-11% of pre-tax income; and

•	Diluted average shares outstanding of approximately 48.6 million.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast Thursday, November 2, 2017, at 3:30 p.m. Eastern time to review its financial results for the quarter ending September 30, 2017. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/22640. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

NorthWestern Reports Third Quarter 2017 Financial Results
November 01, 2017

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on November 2, 2017, at (888) 203-1112 access code 8578548.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 709,600 customers in Montana, South Dakota and Nebraska. We have distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Non-GAAP Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Non-GAAP Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2017 Earnings Guidance Updated”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

NorthWestern Reports Third Quarter 2017 Financial Results
November 01, 2017

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Butch Larcombe (866) 622-8081
butch.larcombe@northwestern.com